Exhibit 99.1

Investor Contact Information:

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

SB Financial Group, Inc. Announces Authorization of
Share Repurchase Program of up to 75,000 Common Shares

DEFIANCE, Ohio, January 24, 2019 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management, item and statement processing services, today announced that its board of directors authorized a new share repurchase program for up to one percent or approximately 75,000 common shares of the Company. The repurchased shares will be held as Treasury shares and will be available for general corporate purposes, including issuance under the Company’s employee stock incentive plans.

SB Financial will repurchase shares at times and at prices considered appropriate by management, although the exact timing of the repurchases and the number of common shares to be purchased will depend on market conditions and other factors. These purchases may be commenced or suspended at any time or periodically without prior notice and the exact number of shares to be repurchased by the Company is not guaranteed.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company for the State Bank & Trust Company (State Bank). State Bank provides a full range of financial services for consumers and small businesses, including wealth management, private client services, mortgage banking and commercial and agricultural lending, operating through a total of 20 offices; 19 in nine Ohio counties and one in Fort Wayne, Indiana, and 26 full-service ATMs. The Company has seven loan production offices located throughout the Tri-State region of Ohio, Indiana and Michigan. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.  SB Financial’s preferred stock is listed on the NASDAQ Capital Market under the symbol “SBFGP”.

In May 2018, SB Financial was ranked #72 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”).

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